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                                                                    RESOLUTION E

                                 BARNETT BANKS, INC.

                        RESOLUTIONS OF THE BOARD OF DIRECTORS
                         AS DULY ADOPTED AT A REGULAR MEETING
                              HELD ON NOVEMBER 20, 1996

                             AUTHORIZING THE REGISTRATION
                    WITH THE SECURITIES AND EXCHANGE COMMISSION OF
                        THE BARNETT EMPLOYEE STOCK OPTION PLAN


RESOLVED, that the Board of Directors hereby authorizes the creation of the Barnett Employee Stock Option Plan (the "Plan"), and in connection therewith hereby authorizes the issuance and sale of up to Five Million (5,000,000) shares of Common Stock.

FURTHER RESOLVED, that the Committee (as defined in the Plan) shall have the authority to determine the category or categories of employees eligible to receive grants under the Plan, the type and amount of each such grant, the date of issuance and duration of each grant, the purchase price of each grant and such other terms, conditions and restrictions with respect to each grant as the Committee deems advisable.

FURTHER RESOLVED, that the Committee may delegate any or all of its authority under the Plan to such officers of the Corporation as the Committee may designate from time to time.

FURTHER RESOLVED, that the Board of Directors hereby authorizes the Chairman and Chief Executive officer, the President and Chief Operating Officer, the Chief Financial Officer, the Executive Vice President, the Corporate Secretary, and any Assistant Secretary (the "Proper Officers"), to prepare, execute and file with the United States Securities and Exchange Commission a Registration Statement on Form S-8, and authorizes any and all amendments (including post-effective amendments) and supplements, with respect to the Plan and up to Five Million (5,000,000) shares of Common Stock, to be issued thereunder.

FURTHER RESOLVED, that the Board of Directors hereby authorizes the Proper Officers, under the direction of the Executive Compensation and Management Development Committee, to prepare such documents and take such steps as are necessary or desirable to effectuate the creation of the Plan and the registration, issuance and sale of the Common Stock, including but not limited to the actions described in the following resolutions.

FURTHER RESOLVED, that it may be necessary or desirable and in the best interest of this Corporation that the Plan or all or a portion of the Common Stock be qualified or registered for sale or exchange in various states under the applicable securities laws of those states; that each or any of the Proper Officers is hereby authorized to determine the states in which appropriate action shall be taken to qualify or register for sale all or such part of the Common Stock as they deem necessary or advisable; that the Proper Officers are hereby authorized to perform on behalf of this Corporation any and all such acts as they may deem necessary or advisable in order to comply with the applicable laws of any such state, and in connection therewith to execute and file all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process; and that the execution by such Proper Officers of any such paper or document or the doing by them of any act in connection with the foregoing

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matter shall conclusively establish their authority therefor for this
Corporation and the approval and ratification by this Corporation of the papers and documents so executed and the action so taken.

FURTHER RESOLVED, that if, in any state where the Plan or the Common Stock is to be registered or qualified for offering, sale or exchange, a prescribed form of resolution or resolutions is required to be adopted by the Board of Directors, each such resolution shall be deemed to have been and hereby is adopted by this resolution, and that the Secretary of this Corporation is hereby authorized to certify the adoption of all such resolutions as though such resolutions were now presented to be inserted into the Minute Book of the Corporation on pages next following these resolutions and initialed by the Secretary of the Corporation.

FURTHER RESOLVED, that the Board of Directors hereby authorizes the preparation and filing, upon due execution by the appropriate officers of the Corporation, of an application to the New York Stock Exchange for the listing of up to Five Million (5,000,000) shares of Common Stock to be issued under the Plan.

FURTHER RESOLVED, that the Board of Directors of this Corporation hereby authorizes the Chairman and Chief Executive Officer (the Principal Executive Officer), the Chief Financial Officer (the Principal Financial Officer), the Controller (the Principal Accounting Officer) and each Director to execute Special Powers of Attorney appointing Charles E. Rice, Hinton F. Nobles, Jr., Charles W. Newman, Gregory M. Delaney, and each or any of them, as attorney-in-fact to sign the aforementioned Form S-8 Registration Statement and any and all amendments thereto on their behalf as Executive Officers or Directors, and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to do and perform in the name and on behalf of each of said Executive Officers and Directors every act whatsoever and necessary or advisable to be done as fully and to all intents and purposes as any such Executive Officer or Director might or could do in person.

FURTHER RESOLVED, that Charles E. Rice, Chairman and Chief Executive Officer of the Corporation, is hereby appointed and designated as the person duly authorized to receive communications and notices from the Securities and Exchange Commission with respect to such Registration Statement.

FURTHER RESOLVED, that the Board of Directors of this Corporation hereby authorizes and directs the Proper Officers of the Corporation in its name and on its behalf and to the extent necessary under its seal, to prepare, execute, deliver, file and record all instruments, documents and other papers and to do all such other acts and things as they in their discretion and with the


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advice of counsel may deem necessary or desirable to carry into effect the foregoing resolutions.




                                       /s/ CATHERINE C. COSBY
                                       ----------------------------------------
                                       Secretary



DATED: January 13, 1997


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